Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS ANNOUNCES COMPLIANCE WITH NASDAQ MINIMUM
STOCKHOLDERS' EQUITY REQUIREMENT

THE WOODLANDS, Texas – April 15, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that it believes that it has regained compliance with the minimum stockholders' equity requirement for continued listing on the Nasdaq Capital Market.

As previously announced, for continued listing on the Nasdaq Capital Market, Repros must (i) maintain either stockholders’ equity of at least $2.5 million or a market value of listed securities of $35 million pursuant to Listing Rules 5550(b) (1) and (2), respectively, by May 5, 2010 and (ii) maintain a minimum bid price of $1.00 per share pursuant to Listing Rule 5550(a) (2) by June 14, 2010.

As of April 14, 2010, pursuant to the Equity Distribution Agreement dated February 12, 2010 between Repros and Ladenburg Thalman & Co. Inc., Repros believes that it has raised sufficient funds to satisfy the minimum stockholders' equity required for continued listing on the Nasdaq Capital Market.

The Company continues to have until June 14, 2010 to maintain the required minimum bid price for continued listing.  During the annual stockholders' meeting to be held on May 17, 2010, the Company’s stockholders will vote on a proposal to grant the board of directors the authority to effect a reverse split of its common stock within one year of the annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the board of directors, for purposes of maintaining the Company’s listing on the Nasdaq Capital Market.  There can be no assurance that the stockholders will approve this proposal.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined,  whether clinical studies of Androxal® will be successful, whether the FDA will consider an indication for secondary hypogonadism for Androxal and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.